Exhibit 18 under Form N-1A
                                           Exhibit 99 under Item 601/Reg. S-K

                             MULTIPLE CLASS PLAN


          This Multiple Class Plan ("Plan") is adopted by the investment companies which are advised and distributed by affiliates of Federated Investors(the "Multiple Class Companies") with respect to the classes of shares ("Classes") of their various portfolios (the "Funds") set forth in exhibits hereto (the "Class Exhibits"). The adoption of this Plan is indicated by the execution of one or more of the Class Exhibits.

  1.  PURPOSE
      This Plan is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Rule"), in connection with the issuance by the Multiple Class Companies of more than one class of shares of any or all of the Funds in reliance on the Rule .

  2.  SEPARATE ARRANGEMENTS / CLASS DIFFERENCES
      The arrangements for shareholders services or the distribution of securities, or both, for each Class shall be as set forth in the applicable Class Exhibit hereto.

  3.  EXPENSE ALLOCATIONS
      Each Class shall be allocated those expenses actually incurred in a different amount by that Class and which are described in the applicable Class Exhibit hereto ("Class Expenses"). Class Expenses may include distribution expenses; shareholder services expenses; transfer agent fees; printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxies to current shareholders; blue sky registration fees; SEC


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      registration fees; the expense of administrative personnel and services as required to support the shareholders of a specific class; litigation or other legal expenses relating solely to one Class; or directors' fees incurred as a result of issues relating to one Class of shares.

  4.  CONVERSION FEATURES
      The conversion features for shares of each Class shall be as set forth in the applicable Class Exhibit hereto.


  5.  EXCHANGE FEATURES
      The conversion features for shares of each Class shall be as set forth in the applicable Class Exhibit hereto.

  6.  EFFECTIVENESS
      This Plan shall become effective with respect to each Class upon execution of an exhibit adopting this Plan with respect to such Class.

  7.  AMENDMENT
      Any material amendment of this Plan or any Class Exhibit hereto by any Multiple Class Company is subject to the approval of a majority of the directors/trustees of the applicable Multiple Class Company and a majority of the directors/trustees of the Multiple Class Company who are not interested persons of the Multiple Class Company, pursuant to the Rule.




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